Exhibit 99.1
IDM Pharma Confirms Plans to Submit New Drug Application for Junovan™ for the Treatment of
Osteosarcoma Following Pre-NDA Meeting with FDA
SAN DIEGO — February 28, 2006. IDM Pharma, Inc. (Nasdaq: IDMI) today provided an update regarding its plans for Junovan™, the Company’s investigational immunotherapy for the treatment of osteosarcoma, a bone cancer that occurs predominantly in adolescents and young adults.
The Company recently had a pre-NDA meeting with the Office of Oncology Drug Products of the Food and Drug Administration (FDA) regarding the Company’s plans to submit a New Drug Application (NDA) for Junovan. During the meeting, the Company reviewed with FDA its plan for the submission of preclinical, clinical, manufacturing and quality data to support an NDA for Junovan for treatment of patients with newly diagnosed, non-metastatic osteosarcoma. Based on current information, the Company plans to respond to FDA requests and submit the NDA for Junovan in 2006.
About Junovan™
Junovan is a liposomal formulation of MTP-PE (Muramyl Tripeptide Phosphatidylethanolamine) specifically designed for in vivo targeting of macrophages by intravenous infusion. It is a fully synthetic derivative of muramyl dipeptide, a naturally occurring component of bacterial cell walls. Junovan has been evaluated in Phase II and Phase III clinical trials for the treatment of osteosarcoma. The Phase III trial was the largest ever published in osteosarcoma and demonstrated improvement in disease-free and overall survival among patients with non-metastatic, resectable osteosarcoma, who were treated with L-MTP-PE, corresponding to a relative reduction in the risk of recurrence of 25% and a relative reduction in the risk of death of 30%. Adverse events associated with the use of Junovan are generally mild to moderate and thought to be associated with its biological activity. Severe adverse events in the Phase III study were those typically associated with high dose multiple-drug chemotherapy, which was used together with Junovan in the Phase III trial.
Junovan for the treatment of osteosarcoma is IDM’s lead product candidate. Junovan has received Orphan Drug Status in both the U.S. and EU, and the Company is working with U.S. and EU regulatory agencies regarding the appropriate pathway for product marketing approval. The Company expects to receive regulatory approval for Junovan in the U.S. and EU in 2007.
About Osteosarcoma
Osteosarcoma is a bone tumor that occurs predominantly in adolescents and young adults. It is the most common form of bone cancer and accounts for approximately 5% of all childhood tumors. There are approximately 900 new cases of osteosarcoma per year in each of the United States and Europe.
About IDM Pharma
IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM Pharma currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.

IDM Pharma has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including the timing for submission to regulatory authorities for approval of Junovan, the expected timing for NDA approval in the U.S. and EU, and the potential benefits of Junovan in treating osteosarcoma. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to whether U.S. and EU regulatory authorities will consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for its assessment of Junovan, the possibility that U.S. and EU regulatory authorities may require the Company to conduct additional clinical trials, the possibility that the new product manufactured by IDM will not demonstrate comparability with previously manufactured product used in clinical development, the time needed to responded to any issues raised by U.S. or EU regulatory authorities with regard to regulatory submissions for Junovan, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products, whether the cash resources of the Company will be sufficient to fund operations as planned, the uncertainty of the Company’s future access to capital, the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in IDM’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2005 and other periodic reports filed with the SEC. IDM expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2553